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                                                                  Exhibit(h)(i)

                          EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT is made as of the 25/th/ day of April, 2003, by and between BT INSTITUTIONAL FUNDS, a Massachusetts Business trust (the "Trust"), CASH MANAGEMENT PORTFOLIO, TREASURY MONEY PORTFOLIO, INTERNATIONAL EQUITY PORTFOLIO and BT INVESTMENT PORTFOLIOS, each a New York trust (each a "Portfolio Trust" and, collectively, the "Portfolio Trusts"), DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Advisor"), and INVESTMENT COMPANY CAPITAL CORPORATION, a Maryland corporation (the "Administrator"), with respect to the following:

     WHEREAS, the Advisor serves as the Trust's and the Portfolio Trusts' Investment Advisor pursuant to Investment Advisory Agreements dated July 30, 2002 and the Administrator serves as the Trust's and Portfolio Trusts' Administrator pursuant to Administration and Services Agreements dated July 1, 2001 (collectively, the "Agreements").

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Advisor and Administrator agree to waive their fees and/ or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Trust's series or classes set forth on Exhibit A, as may be amended from time to time, (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A for the 16 month period from such Fund's fiscal year end. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of costs not specifically borne by the Advisor, Administrator or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs (such as brokerage commissions and dealer and underwriter spreads); (b) interest charges on fund borrowings; (c) taxes; (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of a Fund or class or the acquisition of all or substantially all of the assets of another fund or class;
                    (ii) expenses of holding, and soliciting proxies for, a meeting of shareholders of a Fund or class (except to

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                    the extent relating to routine items such as the election of trustees or the approval of independent public accountants); and (iii) expenses of converting to a new custodian, transfer agent or other service provider.

     2. This Agreement shall be effective as to each Fund immediately and, unless sooner terminated as provided herein, shall continue in effect as to such Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                               BT INSTITUTIONAL FUNDS
                                               CASH MANAGEMENT PORTFOLIO
                                               TREASURY MONEY PORTFOLIO
                                               INTERNATIONAL EQUITY PORTFOLIO
                                               BT INVESTMENT PORTFOLIOS


Attest:  /s/ Lisa Hertz                   By:  /s/ Bruce Rosenblum
       -------------------------------         ---------------------------------
Name:    Lisa A. Hertz                         Name:  Bruce A. Rosenblum
                                               Title: Assistant Secretary

                                               DEUTSCHE ASSET MANAGEMENT, INC.


Attest:  /s/ Lisa Hertz                   By:  /s/ Daniel Hirsch
       -------------------------------         ---------------------------------
Name:    Lisa A. Hertz                         Name:  Daniel O. Hirsch
                                               Title: Vice President

                                               INVESTMENT COMPANY CAPITAL
                                               CORPORATION


Attest:  /s/ Lisa Hertz                   By:  /s/ Richard Hale
       -------------------------------         ---------------------------------
Name:    Lisa A. Hertz                         Name:  Richard T. Hale
                                               Title: President

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                                    Exhibit A

                                                       Ordinary Fund Operating
                                                              Expenses
                                                         (as a percentage of
Fund                                                   average daily net assets)

Cash Management Fund Institutional                              0.23%
Cash Reserves Fund Institutional                                0.18%
Treasury Money Fund Institutional                               0.25%
International Equity Fund -
 Institutional Class I                                          0.95%
International Equity Fund -
 Institutional Class II                                         1.25%
Liquid Assets Fund Institutional                                0.16%
Treasury Assets Fund Institutional                              0.16%
Daily Assets Fund Institutional                                 0.12%